Exhibit 10.20

MEMORANDUM

DATE:	June 1, 2005

TO:	Sue Horvath

FROM:	Marti Morfitt

This is intended to confirm your recent promotion to Vice President & Team Leader, International reporting to me and effective April 1, 2005. Your new base salary is $145,000 annualized, paid over regular semi-monthly pay periods.

In the event your employment is terminated by CNS without Cause (as defined on Exhibit A) prior to a change in control of CNS, in exchange for a written release of all claims by you, CNS will pay you severance equal to your annual base salary payable over a period of twelve months from your termination date, subject to required withholding salary plus pay your COBRA premium over the same period. In the event your employment is terminated by CNS without Cause or you resign your employment with CNS for Good Reason (as defined on Exhibit A) within 24 months after a change in control of CNS, in exchange for a written release of all claims by you, CNS will pay you severance equal to two times your annual base salary payable over a period of twenty-four months from your termination date, subject to required withholding plus your COBRA premium payable over a period of 18 months from your termination date.

Sue, we are excited to have you take on these new responsibilities. If you have any questions about the terms of this new position, please see me or Nicole Strait. I know that this will be a challenging and rewarding opportunity for you and that you will be an important part of delivering the CNS vision!

Regards,

Marti Morfitt

EXHIBIT A

“Cause” shall mean one or more of the following: (i) your willful failure or refusal to perform your expected services to CNS consistent with your position; (ii) your commission of an intentional breach of fiduciary duty against CNS or a substantial act of fraud against or affecting CNS or any customer, supplier, client, agent, or executive thereof; (iii) your commission of any other willful or reckless act which is deemed by CNS’s Board to have a material adverse effect on CNS (it being understood that mere negligence in performance of duties is not Cause under this Agreement); (iv) your willful breach of any provision of this Agreement or any policy or directive of the Board or the CEO, including the CNS Code of Conduct; or (v) your commission of any act involving moral turpitude which is deemed by CNS’s Board to have a material adverse effect on CNS or your position with CNS; or (vi) your unsatisfactory performance after specific notice of performance deficiencies, description of expectations and opportunity to cure.

“Good Reason” shall mean: (i) CNS has materially breached any of the terms of this Agreement; (ii) you are assigned duties which are materially inconsistent with your position, duties, responsibilities and status as Vice President of Human Resources; (iii) your base salary or bonus opportunity, is reduced; or (iv) as a result of the relocation of CNS’ principal offices, you would be required to relocate your principal residence outside reasonable commuting distance of the Twin Cities Metropolitan area.